EXHIBIT 10.1

                                 March 09, 2006


VIA U.S. MAIL

Ronald H. Bissinger


                  Re:   OFFER OF EMPLOYMENT

Dear Ron,

         o On behalf of Alpha Innotech Corporation I am pleased to offer you a job in the exempt position of COO/CFO. If you accept this offer, your starting wages at Alpha Innotech Corporation will be $15,000.00 per month. You will also be eligible to receive a $20,000.00 bonus on March 15, 2007 as long as you remain employed through March 15, 2007. In addition, you will receive 200,000 stock options subject to Board approval. The incentive stock grant shall be exercisable with respect to 25% of the total number of ISO shares one year after the Vesting Base Date and with respect to an additional 1/48th of the total number of ISO shares at the end of each month and thereafter, so that the ISO shall be exercisable with respect to all of the ISO Shares on and after four years after the vesting base date, subject however to the Company's Right of Repurchase. The Vesting Base Date will be September 15, 2005. In addition, you will accrue vacation at the rate of 1.25 days per month (equivalent to 15 days of vacation annually).

         o By accepting this offer, you agree to start work for Alpha Innotech Corporation on March 15, 2006.

                  Alpha Innotech Corporation conditions this offer upon your providing appropriate documentation of United States citizenship or authorization to work in the United States. Also, Alpha Innotech Corporation conditions this offer upon final approval of the Board.

                  You must disregard any statements or representations made to you which would subtract from, add to, or in any way change the terms of this letter. This letter cancels, supersedes, and takes precedence over all other statements and representations regarding the terms of your employment with Alpha Innotech Corporation.

                  If you accept this offer, your employment with Alpha Innotech Corporation will be "at-will." This means that your employment with Alpha Innotech Corporation will not last for any specific period of time and either you or Alpha Innotech Corporation can terminate your employment without notice and for any reason (good or bad) or for no reason at all. This letter will reflect the final, total and complete agreement between you and Alpha Innotech Corporation


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regarding how your  employment  may be  terminated.  No other  agreements  exist regarding the subject of termination.

                  Even though your job duties, title, compensation and benefits, as well as Alpha Innotech Corporation's personnel policies and procedures, may change from time to time during your tenure with Alpha Innotech Corporation, neither you nor Alpha Innotech Corporation can change the "at-will" nature of your employment, unless the CEO of Alpha Innotech Corporation signs a written contract which explicitly changes your status as an "at-will" employee. Please understand that any positive performance evaluations, compliments, promotions, or pay increases you may happen to receive at Alpha Innotech Corporation do not indicate a change in your "at-will" status. Also, an employee's "at-will" status does not change based upon length of service with Alpha Innotech Corporation.

                  In order to accept this offer, you must sign this letter and I must receive it back before close of business on the fifth business day following the date of this letter (above).

                  We wish to impress on you that you must not bring to Alpha Innotech Corporation any confidential or proprietary information or material of any former employer, disclose or use such information or material in the course of your employment with Alpha Innotech Corporation, or violate any other obligation to your former employers.

                  I hope that you will accept our offer and look forward to having you join us. If you have any questions or do not understand any part of this letter, please contact me before signing below.

                                   Sincerely,

                                   /s/ Haseeb Chaudhry
                                   --------------------------
                                   HASEEB CHAUDHRY
                                   CEO
                                   ALPHA INNOTECH CORPORATION

                  I, Ronald H. Bissinger, have read this letter and understand its terms. By signing below, I accept the offer of employment this letter makes.


Date:  March 9, 2006               Signature:  /s/ Ronald H. Bissinger
      --------------                           -----------------------------
                                               RONALD H. BISSINGER